Exhibit 99.1.1
CONTACTS:
Ray Tharpe
Investor Relations
561/438-4540
ray.tharpe@officedepot.com
Brian Levine
Public Relations
561/438-2895
brian.levine@officedepot.com
OFFICE DEPOT ANNOUNCES NEW $500 MILLION SHARE REPURCHASE
Delray Beach, Fla., May 15, 2006 — Office Depot, Inc. (NYSE: ODP) announced today that its Board of Directors has authorized the repurchase of up to $500 million in market value of its common stock. Purchases will be in the open market and block trades will be permitted, all in accordance with Rule 10b-18 under the Securities Exchange Act of 1934. Purchases will be transacted through one or more brokerage firms to be determined by the Company’s management.
About Office Depot
With annual sales of over $14 billion, Office Depot provides more office products and services to more customers in more countries than any other company. Incorporated in 1986 and headquartered in Delray Beach, Florida, Office Depot conducts business in 23 countries and employs about 47,000 people worldwide. The Company operates under the Office Depot®, Viking Office Products®, and Viking Direct® brand names.
Office Depot is a leader in every distribution channel — from retail stores and contract delivery to catalogs and e-commerce. With over $3.8 billion of sales, the Company is one of the world’s largest e-commerce retailers. As of April 1, 2006, Office Depot had 1,049 retail stores in North America. Internationally, the Company conducts wholly-or majority-owned operations in 16 countries, and operates retail stores under joint venture and license arrangements in another five countries.
The company’s common stock is listed on the New York Stock Exchange under the symbol ODP and is included in the S&P 500 Index. Additional press information can be found at: http://mediarelations.officedepot.com.
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS: Except for historical information, the matters discussed in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements, including without limitation all of the projections and anticipated levels of future performance, involve risks and uncertainties which may cause actual results to differ materially from those discussed herein. These risks and uncertainties are detailed from time to time by Office Depot in its filings with the United States Securities and Exchange Commission (“SEC”), including without limitation its most recent filing on Form 10-K, filed on February 15, 2006 and its 10-Q and 8-K filings made from time to time. You are strongly urged to review all such filings for a more detailed discussion of such risks and uncertainties. The Company’s SEC filings are readily obtainable at no charge at www.sec.gov and at www.freeEDGAR.com, as well as on a number of other commercial web sites.